UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2016

American CareSource Holdings, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-33094	20-0428568
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

55 Ivan Allen Jr. Blvd, Suite 510 Atlanta, Georgia 30308
(Address of Principal Executive Offices)

(404) 465-1000
(Registrant’s Telephone Number, Including Area Code) (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On June 7, 2016, American CareSource Holdings, Inc. (the “Company”) issued warrants to purchase an aggregate of 2,000,000 shares of common stock of the Company at an exercise price of $0.21 per share pursuant to warrant agreements (the “Warrant Agreements”) executed in favor of the guarantors of the Company’s two Credit Agreements with Wells Fargo Bank, National Association (the “Credit Agreements”). The Company is currently obligated to pay Wells Fargo approximately $11.8 million under the Credit Agreements, and a portion of such indebtedness matured on June 1, 2016. The Company extended the maturity date of all indebtedness under the Credit Agreements to June 1, 2017, and the warrants were issued in consideration of the guarantors’ agreement to extend their guaranty of such indebtedness until the extended maturity date. The warrants vested immediately and are exercisable any time prior to their expiration on June 6, 2026.

The issuance of the warrants was completed in reliance upon the exemption from registration under Section 4(a)(2) of the Securities Act, as amended, as a transaction by an issuer not involving a public offering.

The foregoing description of the Warrant Agreements does not purport to be complete and is qualified in its entirety by the full text of the Warrant Agreements, a form of which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibit.

10.1	Form of Warrant Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2016

American CareSource Holdings, Inc.

By:	/s/ Adam S. Winger
Adam S. Winger President and CEO